Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-148239 and 333-148239-01 on Forms S-3, Registration Statement Nos. 333-127811, 333-127812, 333-107748, and 333-107743 on Forms S-8, and Registration Statement Nos. 333-33896 and
333-33896-01 on Forms S-4 of NiSource Inc., of our report dated March 31, 2009, relating to the financial statements of the NiSource Inc. Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K of the NiSource Inc. Employee Stock Purchase Plan for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
March 31, 2009